Aetna Capital Management Code of Ethics

Policy

Maintaining integrity, both personal and professional, involves more than a strict observance of the securities laws and regulations and the internal policies that relate to them. Integrity involves an awareness and active support of the ethical principles that lie behind the legal rules. The interests of the Clients and the Investors always come first. Integrity also requires loyalty to ACM, fair and honest treatment of competitors and their clients, and respect and concern for fellow employees. Integrity is not an occasional requirement but a continuing commitment not to take inappropriate advantage of one’s position.

ACM firmly believes in the need to comply with federal and state laws and regulations applicable to its business and to heighten the awareness of its “Supervised Persons” (as defined below) to the ethical considerations and individual responsibilities those laws and regulations impose. ACM’s Supervised Persons are expected to abide by the highest standards of ethical conduct in their relationships with each other, ACM, Clients, Investors, competitors, and the public. If a Supervised Person perceives lapses in those standards, he/she is expected to report them to the CCO. ACM will respond promptly to a Supervised Person’s concerns about possible violations of laws, rules and regulations.

Every Supervised Person owes a fiduciary duty to the Clients. This means that in every decision relating to investments, every Supervised Person must recognize the needs and interests of the Clients and be certain that at all times the interests of the Clients are placed ahead of any personal interest.

The restrictions and requirements of the Code are designed to prevent behavior which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interest of the Clients. It is of the utmost importance that the personal securities transactions of Supervised Persons be conducted in a manner consistent with both the letter and spirit of this Code, including these principles, to ensure the avoidance of any such conflict of interest and prevent abuse of an individual’s position of trust and responsibility.

Background

In accordance with Rule 204A-1 under the Advisers Act, ACM must adopt and administer a code of ethics. The adoption and administration of this Code of Ethics (the “Code”) is predicated upon the following principles: (1) at all times the interests of the Clients must be placed ahead of the interests of ACM and ACM’s personnel; and (2) all personal securities transactions by ACM’s personnel must be conducted consistent with applicable law and regulation and the general principles set forth in the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

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The following definitions apply to this Code:

•	Access Person means any Supervised Person of ACM who (a) has access to nonpublic information regarding any Client’s or any Underlying Fund’s purchase or sale of securities or (b) is involved in making investment decisions for, or recommendations to, Clients, or who has access to such investment decisions or recommendations.

•	Covered Account means (1) any account in which a Supervised Person has a direct or indirect beneficial interest; (2) any account established on behalf of a Supervised Person’s household members, including, but not limited to, a spouse or children; (3) any account with respect to which a Supervised Person has an ability to influence transactions; (4) any account of a relative of the Supervised Person for whom the Supervised Person places orders to buy or sell securities or commodities; and (5) any other account subject to a Supervised Person’s discretion or control.

•	Reportable Security means any interest or instrument commonly known as a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of open-end registered investment companies (unless ACM or its control affiliate acts as adviser or principal underwriter of such fund), variable annuities (unless issued by a control affiliate of ACM), and variable life insurance products (unless issued by a control affiliate of ACM).

•	Investment Personnel means Portfolio Managers and other Supervised Persons of ACM who, in connection with their regular functions or duties, take part in the process of making decisions or recommendations about Clients’ investments.

•	Prohibited Transaction means any transaction described in Section III in the Addendum to this Code.

•	Supervised Person means any member, officer, director (or other person occupying a similar status or performing similar functions for ACM) of ACM, or any employee of ACM, or any other person who provides investment advice on behalf of ACM and is subject to the supervision and control of ACM.

Responsibility

It is the responsibility of every Supervised Person to be familiar with the policies and procedures in this Code and to act in accordance with those policies and procedures. The CCO will be responsible for oversight of the Code and for ensuring that the policies and procedures in this Code are being carried out by Supervised Persons.

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Procedures

1. Acknowledgment by Supervised Persons

The CCO will ensure that every Supervised Person has, at the time of employment, at least annually thereafter, and at the time of any material amendment to this Code, reviewed this Code and signed and returned to the CCO an acknowledgement, in substantially the form attached as Exhibit B.

2. Insider Trading

a.   No Supervised Person may trade the securities of any issuer about which the Supervised Person has material, non-public information (referred to herein as “inside information”). In addition, no Supervised Person of ACM may disclose inside information to any other person, except as required to comply with this Code.

b.   Each Supervised Person will determine, prior to trading on behalf of a Client on the basis of any information, whether that information is material, non-public information as described in Sections I.B.2 and 3 of the Addendum to this Code, attached as Exhibit A.

c.   If the Supervised Person believes he or she may be in possession of material, non-public information, and has a duty not to trade on or disclose such information, he or she will not trade based on that information. Questions concerning whether or not information is material, non-public information, or whether the Supervised Person has a duty not to trade on or disclose such information, will be directed to the CCO, in the form attached as Exhibit C, prior to engaging in any transaction in securities issued by that issuer.

d.   The CCO will determine whether the information is material, nonpublic information in consultation with the Legal Department, if appropriate, and will provide written instructions regarding trading on the reported information to the Supervised Person. No Supervised Person shall trade on or disclose any such information without prior written consent from the CCO substantially as set forth in the form attached as Exhibit C.

(e) Except as provided in this Section 2, inside information may not be communicated by any Supervised Person to anyone, including persons within ACM.

3. Each Supervised Person will disclose to the CCO any material conflicts of interests as described in Section II of the Addendum to this Code, attached as Exhibit A, by completing and submitting a statement of material conflicts of interest, in substantially the form attached as Exhibit D.

4. Prohibited Transactions

The CCO will ensure that Supervised Persons do not engage in Prohibited Transactions, as described in Section III of the Addendum to this Code, attached as Exhibit A.

5. Personal Trading

a. No Investment Personnel may purchase or sell Reportable Securities, including interests in Underlying Funds, except as provided in Section IV of the Addendum to this Code, attached as Exhibit A.

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b.   No Supervised Person may purchase or sell interests in Underlying Funds or in any alternative investment pool that is being considered by ACM for investment on behalf of, or as a recommendation to, a Client, except as provided in Section IV of the Addendum to this Code, attached as Exhibit A.

c.   Each Access Person will notify the CCO of the proposed opening of a brokerage account at least five business days prior to the proposed opening of such account either electronically or in writing, in substantially the form attached as Exhibit E.

d.   The CCO will monitor Covered Accounts for any irregularities, improper activities, or trades that, in the CCO’s discretion, may be inappropriate because of a conflict, or a perceived conflict, with (i) trades made either by a Client or for ACM’s own account or (ii) recommendations made to a Client.

6. Reporting Requirements

Each Access Person will provide to the CCO the following reports:

a.   Within 10 days of commencing employment, an initial holdings report, in substantially the form attached as Exhibit F. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code

b.   By February 14 of each year, an Annual Holdings Report, in substantially the form attached as Exhibit G. The report shall be current as of December 31st of the preceding year.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and (c) the date the Access Person submits the report. ACM requires that Access Persons submit brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement. Access Persons must be certain that such statements include the information listed above.

c.   Within 30 days following the end of a calendar quarter, a Quarterly Transaction Report, in substantially the form attached as Exhibit H.

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The Quarterly Transaction Reports shall contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership1: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. ACM requires that Access Persons submit brokerage or custodial statements to satisfy the Quarterly Transaction Report requirement. Access Persons must be certain that such statements include the information listed above.

7.     Review

The CCO will, in coordination with the President, review this Code at least annually and, at such times, revise the Code to reflect any changes in the law or business of ACM that they deem appropriate.

The CCO will review all quarterly transaction reports for conflicts of interest and other trading patterns which may conflict with the spirit of this Code. The President will monitor the CCO’s personal securities transactions for compliance with this Code.

The reason for the development of a post transaction review process is to ensure that ACM has developed procedures to supervise the activities of its Access Persons. The comparison of Access Person trades to those of advisory clients may identify potential conflicts of interest or the appearance of a potential conflict.

If ACM discovers that an Access Person is personally trading contrary to the policies set forth above, the Access Person shall meet with the CCO and President to review the facts surrounding the transactions. This meeting shall help ACM to determine the appropriate course of action.

8.   Training

The CCO will ensure that all new Supervised Persons are trained, as deemed appropriate by the CCO in light of ACM’s business and compliance responsibilities in this area, regarding the requirements of this Code.

The CCO will also ensure that Supervised Persons receive periodic training, as deemed appropriate by the CCO in light of ACM’s business and compliance responsibilities in this area, regarding compliance with this Code.

1	Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

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Recordkeeping

In accordance with ACM’s Recordkeeping Policy, the CCO will maintain the following records:

1.   All acknowledgements required by Section 1 of this Code,

2.   All statements required by Section 3 of this Code,

3.   All notices required by Section 5.c of this Code,

4.   All reports required by Section 6.a of this Code,

5.   All reports required by Section 6.b of this Code, and

6.   All reports required by Section 6.c of this Code.

The CCO will also maintain copies of any materials related to the annual review of this Code, documentation of the CCO’s and President’s review of quarterly transaction reports and any training materials used for training Supervised Persons with respect to this Code.

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EXHIBIT A

Addendum

This Addendum to ACM’s Code is designed to give further information to Supervised Persons and the CCO to help guide them in implementing this Code.

I. Insider Trading

A.  Statement of Policy

ACM forbids any of its Supervised Persons from trading either personally or on behalf of others, including Clients, on material non-public information (“inside information”) in violation of the law or communicating inside information to others in violation of the law. This conduct is frequently referred to as "insider trading" in violation of the law. ACM's policy applies to every Supervised Person and extends to activities within and outside their duties at ACM. Any questions regarding this Code should be referred to the CCO.

B.  Elements of Insider Trading

The term “insider trading” is not defined in any federal or state securities laws, but is generally used to refer to the use of inside information to trade in securities, or to communications of inside information to others.

While the law concerning insider trading is not static, it is understood that the law generally prohibits:

(i)  Trading by an insider, while in possession of inside information; or

(ii) Trading by a non-insider, while in possession of inside information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(iii) Communicating inside information to others.

In addition, ACM’s fiduciary and other legal obligations to Clients prohibit communicating inside information to others apart from a need or obligation in connection with the lawful management of a Client’s account, which includes communication with governmental authorities and agencies.

The elements of insider trading and the penalties for unlawful conduct are discussed below.

1. Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, ACM and its Supervised Persons may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider. Each Supervised Person should assume that he or she is an insider with respect to the Clients.

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2.   What is Material Information?

Trading on insider information cannot be a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information may be material even if it relates to speculative or contingent events. Information that Supervised Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.   What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing in a news service such as Dow Jones News Service or Bloomberg News or published in a publication of general circulation such as The Wall Street Journal, would be considered public. Absent clear evidence to the contrary, each Supervised Person should assume that all information obtained in the course of his or her employment is non-public.

4.   Penalties for Insider Trading

Penalties for trading on or communicating material non-public information in violation of the law are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

a.   Civil injunctions

b.   Treble damages

c.   Disgorgement of profits

d.   Jail sentences

e.   Fines levied against the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines levied on the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

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In addition, any violation of this Code can be expected to result in serious sanctions by ACM, including possible dismissal of the Supervised Persons involved.

C. Procedures to Implement Policy

The following procedures have been established to aid Supervised Persons in avoiding insider trading in violation of the law, and to aid ACM in preventing, detecting and imposing sanctions against insider trading in violation of the law. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any Supervised Person has any questions about these procedures, he or she should consult the CCO.

1. Identifying Inside Information

a. Before trading for yourself or others, including Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(i) Materiality of Information

Is the information material, that is, is there a substantial likelihood that a reasonable investor would consider the information important in making an investment decision regarding securities issued by the company? Or to ask the same question in another way, is the information of the sort that would substantially affect the market price of the company’s securities if generally disclosed?

(ii) Non-public Information

Is the information non-public? To whom has the information been provided? Has the information been effectively communicated to the marketplace by appearing in a news service such as Dow Jones News Service or Bloomberg News, or by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or is the information contained in a document available to the public that has been filed by the company with a regulatory agency, such as the SEC?

b. If, after asking yourself the questions listed above, and before trading for yourself or others, you believe that the information is material and non-public, or if you have questions whether the information is material and non-public, you should take the following steps:

(i) Report the matter immediately to the CCO;

(ii) Do not purchase or sell securities issued by the company on behalf of yourself or others (including Clients) and do not make recommendations to Clients to purchase or sell such securities,; and

(iii) Do not communicate the information inside or outside of ACM, other than to the CCO.

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c.   After the CCO, in coordination with the Legal Department, has reviewed the issue, you will be told to continue the prohibitions against trading and communication, or you will be allowed to trade on the basis of, and communicate, the information.

2.   Restricting Access to Inside Information

Care should be taken so that inside information is secure. Supervised Persons should take care that material, non-public information is not left in public areas. Documents containing material, non-public information, to the extent not being filed, should be shredded or otherwise destroyed when being disposed of. Workspaces should be cleared of material, nonpublic information at the end of each day and whenever left unattended, to the extent unauthorized persons may have access to the area. Supervised Persons should not discuss material, non-public information in public areas, including hallways, elevators, restaurants, airplanes or trains. Supervised Persons should take care when transmitting material, non-public information, particularly by email or fax, and should verify addresses to ensure that only the appropriate recipients receive the information.

3.   Bases for Liability for Insider Trading

At least two legal theories have been advanced by courts in finding liability for insider trading: the fiduciary duty theory and the misappropriation theory, each of which is described below in brief.

a.   Fiduciary Duty Theory

The Supreme Court found that no general duty is imposed on a person to disclose material, non-public information in his possession regarding a company before trading on the information; such a duty arises, according to the Court, only when the person stands in a fiduciary relationship with the company. That is, a relationship must exist between the parties, such that one party has a right to expect that the other party will disclose the information or refrain from trading. The Supreme Court also stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (for example, attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware, or should have been aware, that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders. In the so-called tippee situation, however, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

b.   Misappropriation Theory

Another basis for insider trading liability articulated by courts is the misappropriation theory, under which liability is established when trading occurs on material, non-public information that was stolen or misappropriated from any other person. The Supreme Court found a columnist defrauded The Wall Street Journal when he misappropriated information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

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4.   Investor Provided Information

Non-public personal information provided by Investors is always subject to ACM’s Privacy Policy and may not be disclosed, except as permitted by ACM’s Privacy Policy or as required by law. No Investor’s non-public personal information may be used by a Supervised Person for his or her personal benefit.

Non-personal information provided by any Client or Investor requires the same consideration detailed in Section I.A. in the Addendum to this Code. If determined to be material and non-public by the CCO, in coordination with the Legal Department, the CCO may allow the information to be communicated within ACM, but such information may not be communicated outside ACM.

Each Supervised Person is required to maintain the confidentiality of all non-public Client and Investor information learned in the course of his or her employment. Personal and non-personal material, non-public information of a Client or an Investor may be divulged in compliance with law only to (1) governmental authorities and regulatory agencies with jurisdiction over the matters involved and (2) brokers, dealers, custodians, administrators, auditing firms, attorneys, rating agencies, servicing agents, transfer agents, auction agents, including affiliates providing any of these services to ACM, and other parties that ACM personnel reasonably believes have an implied or express duty of confidentiality to the Client or the Investor and the party needs to know the information in order to serve the business purpose of ACM, the Client or the Investor.

5.   Resolving Specific Issues Concerning Insider Trading

If you have any questions as to the applicability or interpretation of the procedures described in this Code, or as to the propriety of any action, speak to the CCO before trading or communicating the information in question to anyone.

D. Former Supervised Persons

These policies continue to apply to each Supervised Person who ceases to be employed or associated with ACM as long as he or she is in possession of material, non-public information learned during his or her employment with ACM.

II. Statement on Conflicts of Interest

Each Supervised Person represents ACM and, as such, is obligated to act for and in the best interests of ACM and the Clients at all times. Certain interests or activities of Supervised Persons may present significant actual or potential conflicts with the interests or activities of ACM and the Clients, or may give the appearance of conflicts even though no actual or potential conflict exists. Each Supervised Person should be attentive to these conflicts of interest. Each Supervised Person should scrupulously examine and avoid any activity or situation in which his or her personal, or ACM’s, behavior directly or indirectly conflicts, or may give the appearance of conflicting, with the interests of ACM and the Clients.

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The following are some areas that may present these conflicts of interest. There may be other areas, and Supervised Persons are cautioned that this list is not an exclusive list of conflicts.

A.  Confidential Information

The Clients and Investors conduct business with ACM expecting that all information provided by them, or related to the business they conduct with ACM, will be maintained in absolute confidence. All information concerning the business of the Clients and the Investors and their transactions, including the identity of Investors, must be treated as absolutely confidential, and must be confined, even within ACM, only to those persons who must have such information in order for ACM to perform its business properly and effectively.

Certain information about ACM, its Supervised Persons, and their businesses and transactions also must be treated as absolutely confidential. The nature of ACM’s business requires that all records and similar items relating to the business of ACM (e.g., files, records, e-mails, compilation reports, studies, manuals, memoranda, notebooks, documents, correspondence, research identified as confidential, trading activities, products and strategies, costs, and client names), whether prepared by the Supervised Person or otherwise coming into his or her possession, are absolutely confidential. Such information, records, and similar items may not be shown or disclosed to any person not authorized to receive them, will remain the exclusive property of ACM and must be delivered promptly to ACM upon termination of each Supervised Person’s employment. All information concerning ACM’s own sensitive, proprietary, or confidential activities, transactions, products, services, and the like must be confined to those persons within ACM who must have such information in order for ACM to perform its business properly and effectively. Upon cessation of employment with ACM, no confidential, secret, or proprietary information or records of ACM obtained by a Supervised Person while employed by ACM may be used for any purpose without the prior written authorization of the CCO.

ACM is engaged in a wide variety of activities that expose Supervised Persons to confidential information. It is the obligation of each and every Supervised Person to maintain such information in the strictest confidence. No Supervised Person is permitted to benefit or to allow another person to benefit (directly or indirectly, financially or otherwise) from knowledge of confidential information, whether related to financial decisions, strategies, or methods, investment decisions, investment positions, ACM research, Client information, market trends, or any other area in which ACM is or was involved. This prohibition on using or disclosing information applies to, among others, Supervised Persons’ relatives and friends.

B.  Personal Trading Accounts

ACM has established policies and procedures concerning its Supervised Persons’ personal investment activity. This Code applies with respect to:

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(i) any account in which a Supervised Person has a direct or indirect beneficial interest; (ii) any account established on behalf of a Supervised Person’s household members, including, but not limited to, a spouse or children; (iii) any account with respect to which a Supervised Person has an ability to influence transactions; (iv) any account of a relative of the Supervised Person for whom the Supervised Person places orders to buy or sell securities or commodities; and (v) any other account subject to a Supervised Person’s discretion or control. Please refer to Section 5 of this Code for ACM’s Personal Trading Procedures.

C.   Gifts and Gratuities

ACM Supervised Persons may not be compensated, directly or indirectly, except as approved by the CCO and the Legal Department. In light of the nature of ACM’s business, its fiduciary obligations to the Clients, and the regulatory environment in which ACM conducts its business, ACM is compelled to monitor the nature and value of the gifts and gratuities that its Supervised Persons receive. Such monitoring is not intended to prevent Supervised Persons from receiving gifts and gratuities, but rather serves to ensure that the practice of giving gifts and gratuities to ACM Supervised Persons is not abused or undertaken for an improper purpose, and does not compromise the integrity, objectivity, or fiduciary duty of ACM or of the Supervised Person. Gifts or other benefits of value offered to a Supervised Person in connection directly or indirectly with services provided to ACM should be refused whenever possible, and no gift should ever be accepted where prohibited by law or with any understanding that the donor will receive special or other favorable treatment by ACM or any Supervised Person. To this end, no Supervised Person may accept gifts in the form of cash or gift certificate. Other gifts and gratuities of a nominal value received by a Supervised Person in connection, directly or indirectly with services provided to ACM, may be accepted, but must not total in excess of $100 in any given calendar year. ACM has adopted a policy allowing each member of the Investment Committee to play up to one round of golf per year with each Underlying Fund’s personnel at a private course at the expense of the Underlying Fund or its manager, if payment by the Investment Committee member cannot be made. All gifts must be reported immediately to the CCO, including a reasonable estimate of their value. ACM, in its sole discretion, may determine that a gift or gratuity is excessive or otherwise inappropriate, and may direct that any such gift or gratuity be returned or given anonymously to a charity designated by ACM. Common sense serves as an excellent guide for Supervised Persons in discerning where the lines of propriety lie. Consult with the CCO in the event of any concerns. For example, if a counterparty or a manager of a potential or existing Underlying Fund in which a Client invests offers a Supervised Person a large gift, such as a trip or an outing, the Supervised Person should consult the CCO in advance as to whether it is appropriate to accept it.

D.   Loans

Except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), Supervised Persons may not borrow funds from, or otherwise become indebted to, any person, business, or firm having business dealings or a relationship with ACM, unless (i) the Supervised Person provides prior written notice of the arrangement to the CCO, and (ii) the Supervised Person receives prior written approval from the CCO. Loans, whether or not customary, from any person, business, or firm having business dealings with ACM with respect to which the Supervised Person has had personal involvement will require the prior written approval of the CCO. No Supervised Person may use ACM’s name, ACM’s position in a particular market, ACM’s goodwill, or any confidential or proprietary information to receive any benefit on loan transactions without the prior express written consent of the CCO.

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E.   Requests from Investors for Legal or Tax Advice

Investors may ask Supervised Persons, from time to time, to give them legal advice with regard to the complex rules relating to commodities, securities, tax, accounting, or other issues about which they assume such Supervised Person is knowledgeable. Although Investors may press a Supervised Person, and such Supervised Person may believe, correctly or incorrectly, that he or she is familiar with the relevant law and rules, ACM policy prohibits Supervised Persons from giving any such advice to an Investor or Client. This policy is grounded in ACM’s interest in avoiding unnecessary litigation resulting from an Investor’s or a Client’s detrimental reliance on such advice. Accordingly, when an Investor asks a Supervised Person to provide legal assistance or general background on a legal question, the Supervised Person should encourage him or her to consult independent counsel to whom all the facts regarding the transaction can be described, and with whom all legal ramifications of particular actions can be candidly discussed in a context of confidentiality.

F.   Outside Business Activities

Supervised Persons are not permitted to engage in outside business activities without the prior written permission of the CCO. Each Supervised Person must provide a statement of outside business activities, in the form attached as Exhibit I, to the CCO at the time such person becomes a Supervised Person, and must provide an updated statement if the information on the statement changes. Any remuneration offered to or received by any Supervised Person for any activities outside ACM must be reported to the CCO. Any violation of ACM’s policy on outside business activities may be considered extremely serious and may result in sanctions, including possible suspension or discharge from ACM.

Outside business activities include, but are not limited to, an outside directorship or officership in another company, a partnership, a consultancy, a service or employment relationship with any entity, a financial interest as a principal, licensor, shareholder, or member (excluding, however, ownership of less than five percent (5%) or less of any class of the outstanding securities of any corporation the stock of which is listed for trading on any securities exchange or traded in the over-the-counter market), or a similar equity or profit participation in another business. In addition to potential conflicts of interest, other problems may arise in these situations that may expose ACM to possible liability.

Due to the importance of identifying potential conflicts of interest or other problems involving ACM and its Supervised Persons, any Supervised Person who becomes aware of another Supervised Person engaging in outside business activity without the permission of ACM should bring the matter to the immediate attention of the CCO. Failure to report possible violations of ACM’s policy on outside business activity may result in consequences comparable to the penalties for such improper conduct itself, including suspension or discharge from ACM.

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G. Political Contributions and Public Office

It is the policy of ACM that any and all corporate contributions to political parties or to candidates for public office be made in strict accordance with governing law. This may preclude corporate contributions to any candidate for national office as well as candidates in a number of local jurisdictions. Any legally permissible corporate contributions may be made only with approval by, or under a procedure adopted by, ACM. Of course, individuals are free, as private citizens, to endorse or contribute to political parties or candidates of their choice, on their own. ACM will not directly or indirectly reimburse Supervised Persons for their individual political contributions or in any way pressure any Supervised Person to make a contribution.

Supervised Persons are permitted to serve in local elective offices of a civic nature, provided that such activity, including campaigning, occurs outside normal business hours, is carried on solely in the individual’s capacity as a private citizen and not as a representative of ACM, and involves no conflicts of interest for ACM or the Clients. In this regard, the duties of office should not involve activities that are related to the Supervised Person’s responsibilities with ACM. Supervised Persons may also support others in campaigns for public office, provided that such activity is outside normal business hours and no use is made of ACM’s name, facilities, or funds.

III. Prohibited Transactions

Except as provided under Section IV in the Addendum to this Code, no Investment Personnel may invest, directly or indirectly, in any Covered Securities, including interests in private funds.

Except as provided under Section IV in the Addendum to this Code, no Access Person may invest, directly or indirectly, in any initial public offering or in a limited offering.

Except as provided under Section IV in the Addendum to this Code, no Supervised Person may invest, directly or indirectly, in any Underlying Fund or in any private fund that is being considered by ACM for investment on behalf of a Client or which ACM is considering recommending to a Client.

IV. Exempt Transactions

The prohibitions described in Section III of the Addendum to this Code do not apply to:

A.  purchases or sales on behalf of the Supervised Person over which the Supervised Person exercises no control or influence;

B.  purchases made by, or on behalf of, the Supervised Person that are part of an automatic dividend reinvestment plan;

C.  purchases made by, or on behalf of, the Supervised Person, but effected upon the exercise of rights issued by an issuer on a proportionate basis to all holders of a class of the issuer’s securities, to the extent those rights were acquired from the issuer, and sales of those rights so acquired;

Code of Ethics 2011	A- 9

D. purchases or sales for which the Supervised Person has received prior approval from the CCO. In general, such prior approval will be granted only if a prospective purchase or sale of Reportable Securities, including an Underlying Fund, is consistent with the purposes of this Code and the applicable rules and regulations;

E.  Any transaction with respect to which a Supervised Person is an indirect owner of an interest in an Underlying Fund solely by reason of a management fee or performance allocation made to ACM by a Client; or

F.  Any transaction in the securities of Aetna Inc., or any transaction in a derivative of a security of Aetna Inc.

V. Personal Trading

A.  Brokerage transaction, account and holdings reporting requirements. Each Access Person must report all securities transactions, Covered Accounts and holdings of Reportable Securities in accordance with Procedure 6 of the Code. Quarterly transactions reporting requirements will be satisfied by submitting duplicate (or copied) brokerage statements containing the information required by Exhibit G below.

B.  The CCO’s consent to an investment or liquidation of an investment by any Investment Personnel will be effective only until the close of the next business day following the business day on which consent is granted, unless otherwise specified in writing by the CCO.

C.  Each Supervised Person immediately must exit or liquidate, or cause to be exited or liquidated, any Covered Account position that the CCO instructs the Supervised Person to so exit or liquidate. The CCO need not provide any explanation for the issuance of any such instruction.

VI. Additional Information on Beneficial Ownership

For purposes of this Code, the term “beneficial ownership” of securities will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities that a Supervised Person has or acquires. The term “beneficial ownership” of securities would include not only ownership of securities held by a Supervised Person for his or her own benefit, whether in bearer form or registered in his or her name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a member if he or she may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation that he or she should regard as a personal holding corporation. Correspondingly, this term generally excludes securities held by a Supervised Person for the benefit of someone else, except as described below.

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Securities held in the name of another should be considered as “beneficially” owned by a Supervised Person where such person enjoys “benefits substantially equivalent to ownership”. The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Supervised Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

A Supervised Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as a Supervised Person may in itself indicate that the Supervised Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as a Supervised Person will be treated as being beneficially owned by the Supervised Person.

A Supervised Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can vest or revest title in him or herself at once or at some future time.

VII.   Sanctions

Upon finding that a Supervised Person has not complied with the requirements of this Code, ACM may take whatever actions and impose on the Supervised Person whatever sanctions the CCO or the President deem appropriate, including financial penalty, a letter of censure, suspension or termination of the employment of the violator.

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VIII.  Other Laws, Rules and Statements of Policy

Nothing contained in this Code should be interpreted as relieving any Supervised Person from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedure governing the conduct of that person adopted by ACM.

IX. Further Information

If any Supervised Person has any question with regard to the applicability of the provisions of this Code generally or with regard to any particular securities transaction or transactions, he or she should consult with the CCO.

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EXHIBIT B

SUPERVISED PERSON ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of ACM's Code of Ethics (the “Code”), which I have read and understand fully. I agree to comply fully with all provisions of the Code, both during and after the period of my employment with ACM, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports as required by the Code, may subject me to disciplinary action including, potentially, termination of employment. I acknowledge that all of my telephone conversations may be recorded, and that all of the e-mails that I send and receive, and records of all of the Websites that I visit, may be preserved, and I give my consent to such recording and preservation.

I hereby represent and warrant to ACM that the information that I have provided in any Exhibit filed with the CCO pursuant to the Code is true, accurate, and complete in all respects. I further agree that I will promptly, but in any event, within 10 days, give written notice to the CCO of any material changes to the information set out in any of the Exhibits to the Code so that such information is at all times true, accurate, and complete.

I have fully read ACM's Code. I agree to be bound by the terms and conditions outlined in such document.

Signature	Dated

Name (Please Print)

This Acknowledgment must be filed with the CCO within ten (10) days after receipt of the Code, or your employment with ACM may be terminated.

Code of Ethics 2011	B- 1

CONFIDENTIAL	EXHIBIT C

REPORT OF RECEIPT OF POTENTIAL MATERIAL, NON-PUBLIC

INFORMATION

AND

REQUEST FOR PERMISSION TO TRADE

TO: CCO

RE:        Report of Receipt of Potential Material, Non-Public Information and Request for Permission to Trade

I am in receipt of the following information and request your review and permission to trade

Signature

Name (Please Print)

Dated

Trading Approved/Restricted by

CCO’s Signature

Dated

Code of Ethics 2011	C- 1

EXHIBIT D

DISCLOSURE OF MATERIAL CONFLICT OF INTEREST

TO: CCO

RE:        Disclosure of Material Conflict of Interest

To the best of my knowledge I have no material conflict of interests with respect to any business of ACM except as disclosed below or previously disclosed to the CCO.

Signature

Name (Please Print)

Dated

Code of Ethics 2011	D- 1

EXHIBIT E

NOTIFICATION OF PROPOSED OPENING OF

A BROKERAGE ACCOUNT

TO: CCO

RE:        Notification of Proposed Opening of a Brokerage Account

DATE:

I hereby notify you, as is required by ACM’s Code of Ethics, of my intention to open the following brokerage account:

NAME ON ACCOUNT:

(If other than the notifying Access Person, please state the relationship to the Access Person (i.e., spouse, son, daughter, etc.) or other applicable nexus between the Access Person and the proposed account.)

NAME OF FIRM:

ACCOUNT EXECUTIVE:

ADDRESS OF FIRM:

CITY/STATE/ZIP:

DATE ACCOUNT IS TO BE OPENED

I understand that personal trading in Reportable Securities by Supervised Persons, except as permitted by ACM’s Code of Ethics is prohibited.

Signature

Name (Please Print)

Dated

RETURN TO CCO

Approved:	____________

Denied:	____________

Date Copy Sent to Supervised
Person:	____________

Code of Ethics 2011	E- 1

CONFIDENTIAL	EXHIBIT F

INITIAL REPORT OF ACCESS PERSON’S SECURITIES HOLDINGS

THIS FORM MUST BE COMPLETED, SIGNED, AND RETURNED TO THE CCO NO LATER THAN 10 DAYS FOLLOWING THE COMMENCEMENT OF YOUR EMPLOYMENT AND MUST CONTAIN INFORMATION CURRENT AS OF NOT MORE THAN 45 DAYS PRIOR TO THE DATE OF THIS REPORT.

List each broker, dealer or bank where you maintain a Covered Account below:

Name of broker, dealer or bank

For each account maintained at a broker, dealer or bank listed above, attach the quarterly statement delivered by the broker, dealer or bank.

For any Reportable Securities (e.g., securities for which you possess the stock certificate or securities acquired in a private placement) not otherwise disclosed on the attached account statements, provide the information below:

Title, number of shares, and principal amount of each Reportable Security

Signature

Name (Please Print)

Dated

Code of Ethics 2011	F- 1

CONFIDENTIAL	EXHIBIT G

ANNUAL REPORT OF ACCESS PERSON’S SECURITIES ACCOUNTS

THIS FORM MUST BE COMPLETED, SIGNED, AND RETURNED TO THE CCO NOT LATER THAN FEBRUARY 14, AND MUST CONTAIN INFORMATION THAT IS CURRENT AS OF JANUARY 1 OR LATER.

List each broker, dealer or bank where you maintain a Covered Account below:

Name of broker, dealer or bank

For each account maintained at a broker, dealer or bank listed above, attach the quarterly statement delivered by the broker, dealer or bank.

For any Reportable Securities not otherwise disclosed on the attached account statements (e.g., securities for which you possess the stock certificate or securities acquired in a private placement), provide the information below:

Title, number of shares, and principal amount of each Reportable Security

Signature

Name (Please Print)

Dated

Code of Ethics 2011	G- 1

CONFIDENTIAL	EXHIBIT H

ACCESS PERSON QUARTERLY TRANSACTION REPORT

THIS FORM MUST BE COMPLETED, SIGNED, AND RETURNED TO THE CCO NO LATER THAN 30 DAYS FOLLOWING THE END OF A CALENDAR QUARTER.

Attach quarterly statements from each broker, dealer or bank where you maintain a Covered Account, showing transactions in that Covered Account for the calendar quarter ending [].

For all transactions in Reportable Securities during the calendar quarter ending [] for which I am the beneficial owner, and which are not otherwise listed on the attached statement(s), provide the information below:

Date of Transaction, title, exchange symbol or CUSIP, interest rate and maturity date (if applicable), the number of shares and principal amount of each Reportable Security	Nature of transaction	Price of the Reportable Security at which the transaction was effected	Name of broker, dealer, or bank with or through which the transaction was effected (if any)	Social Security or Tax Identification Number

Signature

Name (Please Print)

Dated

Code of Ethics 2011	H- 1

EXHIBIT I

 STATEMENT OF OUTSIDE BUSINESS ACTIVITIES

TO: CCO

FROM :

RE:       Statement of Outside Business Activities

DATE :

The following is a list of all outside business activities in which I am engaged:

Signature of Supervised Person

Name (Please Print)

Dated

Code of Ethics 2011	I- 1

EXHIBIT J

CERTIFICATION OF CONFIDENTIALITY AND AVOIDANCE OF CONFLICTS OF INTEREST

TO: CCO

RE:       Certification of Confidentiality and Avoidance of Conflicts of Interest

I hereby certify that:

1)   To the extent that I have any proprietary, non-public information relating to the business of ACM or the business of any client of ACM, including the Aetna Funds, I will not disclose such information to any person or entity outside of ACM without the prior written approval of the CCO.

2)   To the extent that I have any proprietary, non-public information relating to the business of ACM or the business of any client of ACM, including the Aetna Funds, that presents a conflict of interest with any outside business activity in which I am engaged, I will recuse myself from certain duties with respect to such outside business activity to the extent necessary to avoid such conflict.

3)   To the extent that any duty or responsibility with respect to an outside business activity would present a conflict of interest with my duties to ACM and ACM’s clients, I will recuse myself from such duty or responsibility to the outside business activity to the extent necessary to avoid such conflict.

Signature of Employee, Officer, or Director

Name (Please Print)

Dated

Code of Ethics 2011	J- 1